Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS THIRD QUARTER 2011 RESULTS

North American operating performance improved; Australian restructuring activities underway

$138 million of free cash flow primarily used to pay down debt

PERRYSBURG, Ohio (October 26, 2011) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the third quarter ending September 30, 2011.

Summary

•      Earnings: O-I reported third quarter 2011 earnings from continuing operations attributable to the Company of $0.72 per share (diluted), compared to $0.77 per share (diluted) for the same period in the prior year. Adjusted net earnings (non-GAAP) were $0.84 per share, compared to $0.83 per share in the third quarter of 2010, with some benefit from a lower annual effective tax rate. Third quarter adjusted net earnings improved from second quarter 2011 results of $0.59 per share.

•      Higher sales and volume: Prior year acquisitions and organic growth drove net revenue higher as tonnes shipped increased by 4 percent from the same period in the prior year, and volumes improved across all regions. Sales also benefited from favorable pricing and foreign currency translation, despite the strengthening of the U.S. dollar during the quarter.

•      Stronger operating performance in North America: Following a challenging second quarter, operating performance in O-I’s North American region improved during the third quarter. Previously idled capacity has been restarted to satisfy higher demand and ease logistical pressures.

•      Restructuring underway in Australia: In Australia, market conditions have stabilized at a lower level, resulting in reduced year-over-year sales and production levels. To address market challenges, a furnace in Australia was permanently closed at the end of the third quarter. An additional furnace closure is planned in Australia by mid-2012.

•      Free cash flow targets reconfirmed: O-I generated $138 million of free cash flow from continuing operations in the third quarter of 2011, which was primarily used to reduce debt. As a result, O-I’s leverage ratio improved from 3.2 times EBITDA at the end of the second quarter to 3.0 times at the end of the third quarter. O-I remains committed to generating full-year 2011 free cash flow of between $200 and $250 million.

•      Business outlook: O-I expects fourth quarter 2011 adjusted earnings per share will approximate prior year fourth quarter adjusted earnings. This outlook assumes a continued strong U.S. dollar, which would negatively impact fourth quarter earnings.

Third quarter net sales were $1.862 billion in 2011, up from $1.689 billion in the prior year’s third quarter, primarily due to higher sales volume and favorable foreign currency translation effects.

Net earnings from continuing operations attributable to the Company in the third quarter of 2011 were $119 million, or $0.72 per share (diluted), compared with net earnings from continuing operations in the third quarter of 2010 of $127 million, or $0.77 per share (diluted). Exclusive of the items not representative of ongoing operations listed in Note 1, third quarter 2011 adjusted net earnings were $139 million, or $0.84 per share (diluted), compared with adjusted net earnings in the prior year third quarter of $136 million, or $0.83 per share (diluted). Third quarter 2011 adjusted net earnings improved significantly from second quarter 2011 adjusted net earnings of $98 million, or $0.59 per share (diluted).

Commenting on the Company’s third quarter, Chairman and Chief Executive Officer Al Stroucken said, “We made good progress in the third quarter. Earnings were in line with the prior year and improved significantly from the second quarter due to better operating performance, especially in North America and Asia Pacific. To address market challenges in Australia, we closed a furnace at the end of September.

Globally, higher year-over-year shipments and prices contributed to earnings, but were offset by high cost inflation. We used the $138 million of free cash flow generated in the quarter primarily to reduce debt. This is consistent with our goal of reducing our leverage ratio to between two and three times EBITDA.”

Operational highlights

O-I reported third quarter 2011 segment operating profit of $269 million, down from $279 million in the third quarter of 2010. Higher sales prices, stronger shipments and favorable foreign currency translation were offset by increased manufacturing costs due to elevated cost inflation.

Higher average selling prices benefited segment operating profit by $25 million in the third quarter and reflected additional surcharges implemented in Europe to partially offset incremental energy inflation experienced in the third quarter. In addition, higher sales volume increased operating profit by $16 million. Global shipments (in tonnes) improved 4 percent from the prior year. Acquisitions completed in 2010 represented about 3 percent of this volume growth. The remaining increase was due to organic growth, as favorable demand in all regions more than offset lower volume in Australia. Favorable foreign currency translation also benefited operating profit by $7 million in the quarter.

Manufacturing costs increased $37 million from the prior year, as $55 million of additional cost inflation was partially offset by improved operating performance. Also, other operating costs increased in the third quarter due to both higher spending to support sales and marketing initiatives and the absence of several one-time items that benefited the prior year.

North American and Australian improvement plans progressing well

The North American region ran at high operating rates during the third quarter, improving customer service levels and reducing logistics costs. Two previously idled furnaces were restarted by July and ran at full capacity during the quarter. Total production exceeded shipments in the third quarter. O-I also has leveraged its global footprint and imported inventory from South America to support demand in North America. As a result, the North American region has increased inventory levels during the third quarter, which were critically low in the second quarter.

Challenging market conditions persisted in Australia, but have stabilized at a lower demand level. As a result, sales and production were down compared to the prior year. In response, one furnace in Australia was permanently closed at the end of the third quarter. One additional furnace closure is planned in Australia by mid-2012. As a result, the Company recorded a $20 million charge, primarily related to this restructuring activity, which management does not consider representative of ongoing operations (Note 1). Further restructuring activities will depend on 2012 supply and demand trends as well as the outcome of contract negotiations. Given market conditions and restructuring activities in Australia, the Company is currently assessing its Asia Pacific market outlook and business plan, which could impact the carrying value of the region’s recorded goodwill.

Financial highlights: $138 million of free cash flow primarily used to reduce debt

The Company reported total debt of $4.088 billion and cash of $256 million at September 30, 2011. Net debt was $3.832 billion, a decrease of $248 million from the second quarter of 2011. The decrease in net debt reflected $138 million of free cash flow from continuing operations, which was primarily used to repay debt. In addition, net debt decreased by $130 million in the third quarter due to foreign currency translation effects. O-I’s leverage ratio improved from 3.2 times EBITDA at the end of the second quarter to 3.0 at the end of the third quarter. As of September 30, 2011, in addition to cash on hand, O-I had $767 million of available liquidity under the Company’s global revolving credit facility.

Net interest expense increased $9 million from the prior year as a result of additional borrowings in 2010 used to fund acquisitions. Corporate costs increased $3 million from the prior year, primarily reflecting the net effect of higher marketing costs, higher non-cash pension expense and higher equity earnings from the Company’s ownership in a soda ash joint venture.

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In the third quarter, the Company reduced its annual effective tax rate outlook to approximately 21.5 percent (excluding items identified in Note 1 that management does not consider representative of ongoing operations). The lower tax rate was primarily attributable to a change in forecasted earnings mix by country. The impact of a reduced annual effective tax rate benefited third quarter adjusted earnings by $0.09 per share compared to the prior year.

Asbestos-related cash payments during the third quarter of 2011 were $34 million, compared to $37 million in the third quarter of 2010. New lawsuits and claims filed during the first nine months of 2011 were approximately thirteen percent lower than the same period last year. Approximately 5,300 asbestos-related lawsuits and claims remained pending as of September 30, 2011, down from approximately 5,900 at the end of 2010.

Business outlook

Commenting on the Company’s outlook for the fourth quarter of 2011, Stroucken said, “The global macroeconomic outlook for the second half of this year has softened. As a result, we expect our fourth quarter shipments will be flat or slightly up compared with prior year levels. Average prices will be up from 2010 levels, but we expect continued cost inflation. Considering the unfavorable foreign currency exchange rate trends we have seen since mid-year, we expect fourth quarter 2011 adjusted earnings to approximate the prior year fourth quarter results. We expect full year 2011 free cash flow to be between $200 and $250 million, which is unchanged from the range provided in the second quarter. Future free cash flow will be used for further debt reduction until our leverage ratio is more comfortably within our target range.”

Stroucken continued, “O-I has incurred significant cost inflation in 2011 related to higher raw material, labor and energy prices, which has negatively impacted our margins. Looking to 2012, we will re-focus on our value over volume strategy to repair our margins. Our business that is covered by long-term customer contracts includes pass-through formulas that allow for higher pricing next year as a result of this inflation. For business not covered by pass-through formulas, we expect to increase prices in 2012 where possible to pass along both unrecovered current year and prospective 2012 inflation. As a result of this inflation, depending on the country or region, price increases for these annual agreements can be expected on average to range between high single digit and even double digit percentages in 2012.”

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Note 1:

The table below describes the items that management considers not representative of ongoing operations.

	Three months ended September 30
	2011		2010
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS
Earnings from Continuing Operations Attributable to the Company	$119	$0.72	$127	$0.77
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charges for restructuring and asset impairment	20	0.12
Charges for acquisition transaction costs and fair value inventory adjustments			9	0.06
Adjusted Net Earnings	$139	$0.84	$136	$0.83

	Three months ended June 30
	2011		2010
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS
Earnings from Continuing Operations Attributable to the Company	$71	$0.42	$132	$0.79
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charges for note repurchase premiums and write-off of finance fees	24	0.15
Charges for restructuring and asset impairment	3	0.02	8	0.05
Adjusted Net Earnings	$98	$0.59	$140	$0.84

	Nine months ended September 30
	2011		2010
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS
Earnings from Continuing Operations Attributable to the Company	$263	$1.58	$341	$2.04
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charges for restructuring and asset impairment	28	0.17	8	0.05
Charges for note repurchase premiums and write-off of finance fees	24	0.15
Charges for acquisition transaction costs and fair value inventory adjustment			9	0.06
Adjusted Net Earnings	$315	$1.90	$358	$2.15

Company profile

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. With revenues of $6.6 billion in 2010, the Company is headquartered in Perrysburg, Ohio, USA, and employs more than 24,000 people at 81 plants in 21 countries. O-I delivers safe, effective and sustainable glass packaging solutions to a growing global marketplace. For more information, visit www.o-i.com.

Regulation G

The information presented above regarding adjusted net earnings relates to net earnings attributable to the Company exclusive of items management considers not representative of ongoing operations and does not conform to U.S. generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations.

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Management uses this non-GAAP information principally for internal reporting, forecasting, budgeting and calculating bonus payments. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses this non-GAAP information principally for internal reporting, forecasting and budgeting. Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The Company routinely posts important information on its Web site — www.o-i.com/investorrelations.

Forward looking statements

This news release contains “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real and Australian dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to the economic conditions in Europe and Australia, the expropriation of the Company’s operations in Venezuela, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, including natural gas prices, (8) transportation costs, (9) the ability of the Company to raise selling prices commensurate with energy and other cost increases, (10) consolidation among competitors and customers, (11) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, (14) the Company’s ability to further develop its sales, marketing and product development capabilities, (15) the Company’s ability to resolve its production and supply chain issues in North America, (16) the Company’s success in implementing necessary restructuring plans and the impact of such restructuring plans on the carrying value of recorded goodwill, and (17) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, and events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward looking statements contained in this news release.

Conference call scheduled for October 27, 2011

O-I CEO Al Stroucken and CFO Ed White will conduct a conference call to discuss the Company’s latest results on Thursday, October 27, 2011, at 8:30 a.m., Eastern Time. A live webcast of the conference call, including presentation materials, will be available on the O-I Web site, www.o-i.com/investorrelations, in the Presentations & Webcast section.

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The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 8:20 a.m., Eastern Time, on October 27. Ask for the O-I conference call. A replay of the call will be available on the O-I Web site, www.o-i.com/investorrelations, for 90 days following the call.

Contacts:	O-I, Erin Crandall, 567-336-2355 — Investor Relations
O-I, Stephanie Johnston, 567-336-7199 — Corporate Communications

Copies of O-I news releases are available on the O-I Web site at www.o-i.com or at www.prnewswire.com.

O-I’s fourth-quarter 2011 earnings conference call is currently scheduled for Thursday, January 26, 2012, at 8:30 a.m., Eastern Time.

# # #

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OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Net sales	$1,862	$1,689	$5,540	$4,905
Manufacturing, shipping, and delivery expense (a)	(1,475)	(1,329)	(4,465)	(3,863)

Gross profit	387	360	1,075	1,042

Selling and administrative expense	(138)	(124)	(426)	(367)
Research, development, and engineering expense	(18)	(14)	(52)	(43)
Interest expense (b)	(70)	(61)	(246)	(177)
Interest income	2	2	8	10
Equity earnings	19	20	52	46
Royalties and net technical assistance	4	4	12	12
Other income	2	7	6	10
Other expense (c)	(40)	(6)	(66)	(28)

Earnings from continuing operations before income taxes	148	188	363	505

Provision for income taxes	(25)	(53)	(85)	(136)

Earnings from continuing operations	123	135	278	369

Earnings (loss) from discontinued operations	(3)	16	(2)	31

Net earnings	120	151	276	400

Net earnings attributable to noncontrolling interests	(4)	(12)	(15)	(35)

Net earnings attributable to the Company	$116	$139	$261	$365

Amounts attributable to the Company:
Earnings from continuing operations	$119	$127	$263	$341
Earnings (loss) from discontinued operations	(3)	12	(2)	24
Net earnings	$116	$139	$261	$365

Amounts attributable to noncontrolling interests:
Earnings from continuing operations	$4	$8	$15	$28
Earnings from discontinued operations		4		7
Net earnings	$4	$12	$15	$35

Basic earnings per share:
Earnings from continuing operations	$0.73	$0.78	$1.60	$2.07
Earnings (loss) from discontinued operations	(0.02)	0.07	(0.01)	0.14
Net earnings	$0.71	$0.85	$1.59	$2.21

Weighted average shares outstanding (000s)	163,812	163,079	163,602	164,638

Diluted earnings per share:
Earnings from continuing operations	$0.72	$0.77	$1.58	$2.04
Earnings (loss) from discontinued operations	(0.02)	0.07	(0.01)	0.14
Net earnings	$0.70	$0.84	$1.57	$2.18

Diluted average shares (000s)	165,695	165,591	166,017	167,558

(a)          Amount for the three and nine months ended September 30, 2010, includes charges of $5 million ($3 million after tax amount attributable to the Company) for acquisition-related fair value inventory adjustments.  The effect of these charges is a reduction in earnings per share of $0.02.

(b)         Amount for the nine months ended September 30, 2011 includes charges of $25 million ($24 million after tax) for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity.  The aftertax effect of this charge is a reduction in earnings per share of $0.15.

(c)          Amount for the three months ended September 30, 2011, includes charges of $29 million ($20 million after tax amount attributable to the Company) for restructuring and asset impairment.  The effect of this charge is a reduction in earnings per share of $0.12.

Amount for the nine months ended September 30, 2011, includes charges of $41 million ($28 million after tax amount attributable to the Company) for restructuring and asset impairment.  The effect of this charge is a reduction in earnings per share of $0.17.

Amount for the three and nine months ended September 30, 2010, includes charges of $6 million (pretax and after tax amount attributable to the Company) for acquisition transaction costs.  The effect of these charges is a reduction in earnings per share of $0.04.

Amount for the nine months ended September 30, 2010, includes charges of $8 million (pretax and after tax amount attributable to the Company) for restructuring and asset impairment.  The effect of these charges is a reduction in earnings per share of $0.05.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	Sept. 30,	Dec. 31,	Sept. 30,
	2011	2010	2010
Assets
Current assets:
Cash and cash equivalents	$256	$640	$657
Short-term investments, at cost which approximates market	1		1
Receivables, less allowances for losses and discounts	1,218	1,075	1,165
Inventories	1,052	946	986
Prepaid expenses	112	77	64
Assets of discontinued operations			93

Total current assets	2,639	2,738	2,966

Investments and other assets:
Equity investments	312	299	287
Repair parts inventories	163	147	141
Pension assets	60	54	45
Deposits, receivables, and other assets	685	588	623
Goodwill	2,762	2,821	2,744
Assets of discontinued operations			35

Total other assets	3,982	3,909	3,875

Property, plant, and equipment, at cost	6,998	7,016	6,975
Less accumulated depreciation	4,067	3,909	3,933

Net property, plant, and equipment	2,931	3,107	3,042

Total assets	$9,552	$9,754	$9,883

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$345	$354	$339
Current portion of asbestos-related liabilities	170	170	175
Accounts payable	935	878	838
Other liabilities	663	677	779
Liabilities of discontinued operations			25

Total current liabilities	2,113	2,079	2,156

Long-term debt	3,743	3,924	4,006
Deferred taxes	204	203	229
Pension benefits	530	576	547
Nonpension postretirement benefits	252	259	265
Other liabilities	412	381	313
Asbestos-related liabilities	204	306	196
Liabilities of discontinued operations			15
Share owners’ equity:
The Company’s share owners’ equity:
Common stock	2	2	2
Capital in excess of par value	2,990	3,040	3,034
Treasury stock, at cost	(408)	(412)	(413)
Retained earnings	343	82	494
Accumulated other comprehensive loss	(987)	(897)	(1,179)

Total share owners’ equity of the Company	1,940	1,815	1,938
Noncontrolling interests	154	211	218

Total share owners’ equity	2,094	2,026	2,156

Total liabilities and share owners’ equity	$9,552	$9,754	$9,883

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Cash flows from operating activities:
Net earnings	$120	$151	$276	$400
(Earnings) loss from discontinued operations	3	(16)	2	(31)
Non-cash charges:
Depreciation	100	92	308	267
Amortization of intangibles and other deferred items	4	5	13	18
Amortization of finance fees and debt discount	8	7	24	16
Deferred tax provision (benefit)	(12)	1	(22)	(7)
Restructuring and asset impairment	29		41	8
Charge for acquisition-related fair value inventory adjustments		5		5
Other	52	(11)	123	78
Asbestos-related payments	(34)	(37)	(102)	(114)
Cash paid for restructuring activities	(14)	(18)	(27)	(49)
Change in non-current operating assets	(30)	(7)	(72)	(32)
Change in non-current liabilities	(21)	(14)	(58)	(44)
Change in components of working capital	(16)	63	(225)	(145)
Cash provided by continuing operating activities	189	221	281	370
Cash provided by (utilized in) discontinued operating activities	(3)	10	(1)	35
Total cash provided by operating activities	186	231	280	405
Cash flows from investing activities:
Additions to property, plant, and equipment - continuing	(51)	(154)	(204)	(389)
Additions to property, plant, and equipment - discontinued		(2)		(3)
Acquisitions, net of cash acquired	(1)	(728)	(148)	(754)
Change in short-term investments	(1)		(1)
Net cash proceds related to sale of assets and other	2	1	2	1
Cash utilized in investing activities	(51)	(883)	(351)	(1,145)
Cash flows from financing activities:
Additions to long-term debt	109	680	1,560	1,370
Repayments of long-term debt	(205)	(5)	(1,849)	(495)
Increase (decrease) in short-term loans - continuing	(21)	(21)	40	(28)
Decrease in short-term loans - discontinued		(1)		(2)
Net receipts (payments) for hedging activity	(13)	12	(22)	34
Payment of finance fees		(15)	(18)	(33)
Dividends paid to noncontrolling interests	(1)	(1)	(32)	(23)
Treasury shares purchased				(199)
Issuance of common stock and other	3	1	5	4
Cash provided by (utilized in) financing activities	(128)	650	(316)	628
Effect of exchange rate fluctuations on cash	(11)	20	3
Increase (decrease) in cash	(4)	18	(384)	(112)
Cash at beginning of period	260	682	640	812
Cash at end of period	256	700	256	700
Cash - discontinued operations		43		43
Cash - continuing operations	$256	$657	$256	$657

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Net sales:

Europe	$770	$702	$2,355	$2,086
North America	497	483	1,466	1,443
South America	310	243	881	625
Asia Pacific	270	251	778	724

Reportable segment totals	1,847	1,679	5,480	4,878

Other	15	10	60	27

Net sales	$1,862	$1,689	$5,540	$4,905

Segment Operating Profit (a):

Europe	$106	$114	$284	$274
North America	73	72	188	222
South America	67	56	165	142
Asia Pacific	23	37	56	105

Reportable segment totals	269	279	693	743

Items excluded from Segment Operating Profit:
Retained corporate costs and other	(24)	(21)	(51)	(52)
Restructuring and asset impairment	(29)	—	(41)	(8)
Acquisition-related fair value inventory adjustments and restructuring, transaction and financing costs		(11)		(11)

Interest income	2	2	8	10
Interest expense	(70)	(61)	(246)	(177)
Earnings from continuing operations before income taxes	$148	$188	$363	$505

The following notes relate to Segment Operating Profit:

(a)

Segment Operating Profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on Segment Operating Profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to Segment Operating Profit is earnings before income taxes. The Company presents Segment Operating Profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to earnings from continuing operations before income taxes is included in the tables above.